Exhibit 4.2

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of October 14, 2021, by and among Enviva Partners, LP, a Delaware limited partnership (with its successors and permitted assigns, including the resulting corporation Enviva Inc., from and after the Conversion (as defined below) as the context requires, herein after called “EVA”) and each of the stockholders listed on the signature pages hereto. This Agreement shall become effective (the “Effective Date”) upon the closing of the Conversion (as defined below).

WHEREAS, in order to set forth certain understandings between EVA and the Riverstone Stockholders (as defined below), including with respect to certain governance matters, the Riverstone Stockholders and EVA wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.           Definitions; Interpretation.

(a)            Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that neither of the Riverstone Stockholders shall be deemed to be Affiliates of EVA or any of its Subsidiaries and neither EVA nor any of its Subsidiaries shall be deemed to be Affiliates of the Riverstone Stockholders. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Board” means, prior to the Conversion, the board of directors of Enviva Partners GP, LLC, and from and after the Conversion, the board of directors of EVA.

“Business Day” means any day other than Saturday, Sunday, or holiday on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Change of Control” means (i) the sale or disposition of all or substantially all of the assets of EVA and its Subsidiaries on a consolidated basis to any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than to the Riverstone Stockholders or their respective Affiliates; (ii) any transaction or series of related transactions (including, but not limited to, a merger or consolidation) that results in any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Riverstone Stockholders and their respective Affiliates, acquiring Beneficial Ownership of shares of Common Stock or other equity interest of EVA that represent more than 50% of the total voting power of EVA (or any resulting company after such transaction) with respect to the election of directors to the Board; or (iii) a “Change of Control” or “Change in Control” as defined in any of EVA’s or its Subsidiaries’ existing credit agreements.

“Common Stock” means (i) the outstanding shares of common stock, par value $0.001 per share, of EVA and any securities into which such common stock may be changed or for which such common stock may be exchanged or converted, (ii) any additional shares of common stock that may be issued in the future, (iii) any shares of capital stock of EVA into which such shares may be converted or for which such shares may be exchanged and shall also include (iv) any common stock of EVA of any class hereafter authorized.

“Conversion” means the conversion of Enviva Partners, LP from a limited partnership into a corporation under the laws of the State of Delaware pursuant to the terms and conditions set forth in a plan of conversion or pursuant to such other alternative transaction or series of transactions adopted by EVA pursuant to which EVA or its Affiliate or other entity that succeeds to substantially all of the assets of EVA becomes a Delaware corporation (by way of reorganization, conversion, merger, or otherwise, or any combination of the foregoing), and in any such case whose Common Stock is issued in exchange for common units representing limited partner interests in Enviva Partners, LP.

“EVA” has the meaning set forth in the Preamble.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Riverstone Stockholders” means Riverstone Echo Continuation Holdings, L.P., Riverstone Echo Rollover Holdings, L.P. and each of their Affiliates that owns any shares of Common Stock in EVA.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), (i) owns, directly or indirectly, more than 50% of the capital stock, general partner interests, limited partner interests, managing member interests or other equity interests the holders of which are (x) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (y) generally entitled to share in the profits or capital of such legal entity or (ii) serves as a general partner or managing member.

(b)            Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided:

(1)           the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof;

(2)           the term “including” is not limiting and means “including without limitation”; and

(3)           whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2.           Composition of the Board of Directors.

(a)            Initial Composition of the Board. The Board will be initially comprised of the 13 directors set forth on Annex A.

(b)            Election of Directors. Following the Conversion, if EVA holds an annual meeting of its stockholders in 2022 (the “2022 Annual Meeting”), EVA and the Riverstone Stockholders shall take all necessary and appropriate actions within their power to cause the slate of directors listed on Annex A to be the slate of nominees recommended by the Board to EVA’s stockholders for election as directors at such meeting, and EVA and the Riverstone Stockholders shall use all reasonable best efforts to cause the election of each such nominee, including (i) voting or providing a written consent or proxy with respect to Common Stock (if practicable), and soliciting proxies, in favor of the election of such nominees, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of EVA, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

Section 3.           Certain Actions.

(a)            Subject to the provisions of Section 3(b), without the approval of the Riverstone Stockholders, EVA shall not, and (to the extent applicable) shall not permit any Subsidiary of EVA to:

(1)          amend EVA’s certificate of incorporation or bylaws;

(2)          undertake any transaction involving a merger of EVA or that would otherwise constitute a Change of Control;

(3)          commence any voluntary dissolution, reorganization, recapitalization or liquidation of EVA;

(4)          make a voluntary filing of a petition for bankruptcy or receivership by EVA, or fail to oppose any other person’s petition filed against EVA in any such proceeding;

(5)          adopt any “poison pill” or shareholder rights plan;

(6)      make any acquisition or disposition of assets or equity interests, in any transaction or series or related transactions, for aggregate consideration in excess of (A) 25% of the fair market value of EVA’s total assets or (B) 25% of the market capitalization of EVA, each as determined at the time of the approval of the agreement to enter into any such transaction or series of related transactions; or

(7)      enter into any agreement to undertake or effect any of the foregoing actions.

(b)            The approval rights set forth in Section 3(a) above shall terminate at such time as the Riverstone Stockholders no longer collectively Beneficially Own at least 30% of the outstanding Common Stock.

Section 4.      Duration of Agreement. This Agreement shall terminate automatically upon the later of: (a) such time as the Riverstone Stockholders no longer collectively Beneficially Own at least 30% of the outstanding Common Stock and (b) the earlier of (1) the 2022 Annual Meeting, if held, and (2) December 31, 2022.

Section 5.           Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (1) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (2)the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.           Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its choice or conflict of law provisions or rules.

(b)            Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, including the Delaware Chancery Courts located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 10, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

Section 7.           Jury Trial.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO AMONG THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 8.           Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of EVA or any successor or assignee of EVA (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of EVA as so changed.

Section 9.           Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and each of their respective successors and assigns. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

Section 10.         Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by facsimile or electronic mail transmission, (b) sent by nationally recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)            If to EVA, to:

Enviva Partners, LP

7272 Wisconsin Avenue

Suite 1800

Bethesda, MD 20814

Attn: General Counsel

Email: william.schmidt@envivabiomass.com

(ii)           If to any of the Riverstone Stockholders, to:

Riverstone Holdings, LLC

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: General Counsel

E-mail: scoats@riverstonellc.com

(iii)          Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by facsimile or electronic mail transmission, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier and (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

Section 11.         Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by EVA and the Riverstone Stockholders; provided that any such amendment, modification or supplement that only affects the rights of a party shall only require the consent of such affected party and EVA. No course of dealing between EVA or its Subsidiaries or the Riverstone Stockholders or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 12.         Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the completion of the Conversion.

Section 13.         Specific Performance.

Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 14.         Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

Section 15.         Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Page to Follow]

The parties have signed this agreement as of the date first written above.

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC, as its sole general partner

By:	/s/ Shai S. Even
Name:	Shai S. Even
Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Stockholders’ Agreement

STOCKHOLDERS:

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.

By:	Riverstone ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

By:	Riverstone Echo Rollover GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

Signature Page to

Stockholders’ Agreement